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Coopers                                           certified public accountants
& Lybrand




                                                                      EXHIBIT 23




                          CONSENT OF COOPERS & LYBRAND





We consent to the incorporation by reference in (a) Ford Motor Credit Company's registration statement on Form S-8 (No. 33-30875) relating to the Ford Money Market Account Program and (b) Ford Motor Credit Company's registration statements on Form S-3 (No. 32-24928, No. 33-51075, and No. 33-50295) of our
report dated February 1, 1994 on our audits of the consolidated financial statements of Ford Motor Credit Company and Subsidiaries at December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 included in the Ford Motor Credit Company Current Report on Form 8-K dated February 11, 1994.





COOPERS & LYBRAND

Detroit, Michigan
February 11, 1994